Exhibit 10.1

WAIVER AND AGREEMENT FOR ISSUANCE OF WARRANT

This Waiver and Agreement for Issuance of Warrant ("Waiver Agreement") dated as of 31st day of March, 2020 is entered into by and among Antara Capital Master Fund LP ("Lender") as Required Lenders under the Existing Financing Agreement and as a Second Incremental Term Lender (in each case as defined in the Second Incremental Amendment) and EVO Transportation & Energy Services, Inc. (the "Company") and Cortland Capital Market Services LLC, as administrative agent and collateral agent (“Agent”).

WHEREAS, Lender has multiple investments in the Company including warrants and notes;

WHEREAS, Lender is a party to an Amendment to Forbearance Agreement and Second Incremental Amendment to Financing Agreement, dated as of March 24, 2020 (the “Second Incremental Amendment”), by and among the Company, all subsidiaries of the Company, Lender, and Agent;

WHEREAS, in Section 2 of the Second Incremental Amendment, the Company has agreed to make a mandatory prepayment (“Prepayment”) to Agent of fifty percent (50%) of the amount of claimed reimbursements for certain previously provided services in the aggregate amount of not less than $3,000,000 received by the Company (the “USPS Reimbursements”) and

WHEREAS, Lender and the Company have determined it is in the best interests of the Company to seek a waiver of the Prepayment on such terms as it may agree with Lender;

NOW THEREFORE, in consideration of the foregoing mutual premises, the terms contained herein and other good and valuable consideration the sufficiency of which is hereby acknowledged. Lender and the Company agree as follows:

1.            Waiver and Amendment.

a.                  Conditioned specifically upon (i) the prior issuance on May 29, 2020 (or on such earlier date as Second Incremental Term Lender may request on five Business Day prior written notice to Company) by the Company to Second Incremental Term Lender of the warrant provided for in Section 2 hereinbelow and (ii) the prior issuance on or before April 3, 2020 by the Company to Danny Cuzick of a warrant for the purchase of 3,250,000 of the Company's shares of common stock at $2.50 per share with such warrant substantially in the form of the warrant issued to Antara Capital Master Fund LP on February 27, 2020, Lender, in its capacity as the sole Second Incremental Term Lender and Required Lenders, without need for further action by Lender in any capacity, hereby fully waives and rescinds the mandatory prepayment obligation provided for in Section 2 of the Second Incremental Agreement; and

 b.                  Required Lenders and Company agree that Section 4.03 of the Second Incremental Amendment is amended by deleting each reference to “March 31, 2020” set forth in such Section 4.03 and inserting in place thereof a reference to “April 10, 2020.”

2.              Warrants. As compensation to Second Incremental Term Lender for waiving the mandatory prepayment set forth in Section 2 of the Second Incremental Agreement, and with the consent of Required Lenders, the Company hereby agrees to issue to Second Incremental Term Lender on May 29, 2020 (or on such earlier date as Second Incremental Term Lender may request on five Business Day prior written notice to Company) a warrant for the purchase of 3,250,000 of the Company's shares of common stock at $2.50 per share with such warrant substantially in the form of the warrant issued to Lender on February 27, 2020.

3.              Governing Law. This Waiver Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to conflict of law principles, including all matters of construction, validity and performance.

4.              Submission to Jurisdiction. Any state or federal court sitting in New York, New York will retain exclusive jurisdiction to enforce the terms of this Waiver Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Waiver Agreement. Any and all judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations, claims or demands (collectively, “Legal Proceedings”) related to the foregoing will be filed and maintained only in New York state or federal court, and the parties hereby consent to and submit to the jurisdiction and venue of such New York state or federal court for such purposes. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such Legal Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any federal, state, local or foreign law, statute, directive, code, ordinance, rule or regulation, binding interpretations or common law requirement.

5.              Further Assurances. Each of the parties agrees that it will take such actions and execute such additional documents as may be reasonably requested by the other party in order to effectuate more fully the purposes and intent of this Waiver Agreement. This agreement may be executed in counterparts. Electronically transmitted signatures are enforceable as originals. This Waiver Agreement modifies the Second Incremental and is a Loan Document under the Financing Agreement defined therein.

6.              Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Waiver Agreement, the party who is or is to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under this Waiver Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Waiver Agreement.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

By:	/s/ Thomas J. Abood
Name: Thomas J. Abood
Title: Chief Executive Officer

ANTARA CAPITAL MASTER FUND LP

By:	Antara Capital LP, not in its individual corporate capacity, but solely as Investment Advisor and agent

By:	Antara Capital GP LLC,
its general partner

By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Member

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC,

as Administrative Agent and Collateral Agent

By:	/s/ Matthew Trybula
Name: Matthew Trybula
Title: Associate Counsel